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                                                                       EXHIBIT 5


Connecticut General Life Insurance Company
Two Liberty Place
1601 Chestnut Street
Philadelphia, PA 19192


                               RE: CG Variable Life Insurance Separate Account A
                                   Registration Statement S-6 File No. 33-60967

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement filed by Connecticut General Life Insurance Company under the Securities Act of 1933 recorded as File No. 33-60967. The prospectus included in the Registration Statement on Form S-6 describes flexible premium group variable universal life insurance policies (the "Policies"). The forms of Policies were prepared under my direction, and I am familiar with the Registration Statement, as amended, and Exhibits thereto.

In my opinion, the illustrations of benefits under the Policies included in the Section entitled "Illustrations" in the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policies. The age selected in the illustrations is representative of the manner in which the Policy operates.

I hereby consent to the use of this opinion as an exhibit in the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Very truly yours,


Benjamin A. Clement, FSA, MAAA
Associate Actuary